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                                                                    EXHIBIT 10.4

March 1, 2002

Thomas Oberdorf
49 Miller Circle
Armonk, NY 10504

Dear Tom:

It is a distinct pleasure to offer you the position of Chief Financial Officer and Treasurer of CMGI, Inc. ("CMGI" or the "Company"). In this capacity you will report to George McMillan, Chief Executive Officer, CMGI.

Your starting salary will be $12,500 bi-weekly, which is equivalent to an annualized base salary of $325,000. You will also be eligible to receive a pro-rated bonus for fiscal year 2002 based on a target annualized bonus of $162,500. This bonus will be based on successful satisfaction of fiscal year 2002 business objectives pursuant to the terms and conditions of CMGI's FY 2002 Bonus Plan for CMGI Corporate. Your target annualized bonus for fiscal year 2002 will be 50% of your base salary.

You are eligible for relocation benefits up to a maximum of $150,000. These benefits are outlined in CMGI's Relocation Policy, which is attached for your reference. All relocation will be coordinated through MSI, the relocation vendor for the Company. Please contact Joyce Fantasia to initiate the relocation process. Should you take advantage of these benefits, and terminate either voluntarily or for cause (as defined below), during the first year following your effective date of hire, 100% of all funds provided to you for relocation will be immediately repayable to the Company. If you terminate either voluntarily or for cause during the second year following your effective date of hire, 50% of the total funds provided to you will be immediately repayable to the Company.

For purposes of this offer letter, "cause" shall mean a good faith finding by the Company of: (i) gross negligence or willful misconduct by you in connection with your employment duties, (ii) failure by you to perform your duties or responsibilities required pursuant to your employment, after written notice and an opportunity to cure, (iii) misappropriation by you of the assets or business opportunities of the Company or its affiliates, (iv) embezzlement or other financial fraud committed by you, (v) you knowingly allowing any third party to commit any of the acts described in any of the preceding clauses (iii) or (iv), or (vi) your indictment for, conviction of, or entry of a plea of no contest with respect to, any felony.

In addition, on your start date, you will be granted an option to purchase 750,000 shares of CMGI common stock under the CMGI 2000 Stock Incentive Plan (the "Plan"). This option will be priced at the closing price on the date of grant and it will be divided into three tranches. The first tranche of the option shall cover 350,000 shares and shall vest as follows: 25% on the earlier to occur of (i) the first anniversary of the date of grant and (ii) the First Confirmation Date (as defined below), and monthly thereafter commencing on the 13th monthly anniversary of the date of grant for the next three (3) years (whereby 1/48th of the original number of the shares underlying the first tranche of the option shall vest

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on each monthly anniversary date of the date of grant starting on the 13th monthly anniversary date of the date of grant, until fully vested on the fourth anniversary of the date of grant). The option shall have a seven (7) year term.

The second tranche of the option shall cover 250,000 shares and shall vest as follows: 25% on the first anniversary of the First Confirmation Date and monthly thereafter for the next three (3) years (whereby 1/48th of the original number of the shares underlying the second tranche of the option shall vest on each monthly anniversary date of the First Confirmation Date starting on the 13th monthly anniversary date of the First Confirmation Date, until fully vested on the fourth anniversary of the First Confirmation Date). Notwithstanding the foregoing, in the event that the First Confirmation Date does not occur prior to the fifth anniversary of the date of grant, the second tranche of the option shall nonetheless become fully vested on such date. For purposes of this offer letter, "First Confirmation Date" shall be defined as the first date following the date of grant that CMGI publicly announces Net Operating Income (as defined below) on a consolidated basis for a fiscal quarter commencing after the date of grant greater than zero dollars.

The third tranche of the option shall cover 150,000 shares and shall vest as follows: 25% on the first anniversary of the Second Confirmation Date (as defined below) and monthly thereafter for the next three (3) years (whereby 1/48th of the original number of the shares underlying the option shall vest on each monthly anniversary date of the Second Confirmation Date starting on the 13th monthly anniversary date of the Second Confirmation Date, until fully vested on the fourth anniversary of the Second Confirmation Date). Notwithstanding the foregoing, in the event that the Second Confirmation Date does not occur prior to the fifth anniversary of the date of grant, the third tranche of the option shall nonetheless become fully vested on such date. For purposes of this offer letter, "Second Confirmation Date" shall be defined as the first date following the First Confirmation Date that CMGI publicly announces Net Operating Income on a consolidated basis for a fiscal quarter greater than that reached on the First Confirmation Date. .

For purposes of this offer letter, "Net Operating Income" shall be defined as operating income excluding expenses related to in-process research and development, depreciation, restructuring, long-lived asset impairment and amortization of intangible assets and stock-based compensation.

All options described above shall be subject to all terms, limitations, restrictions and termination provisions set forth in the Plan and in the separate option agreements (which shall be based upon the Company's standard form option agreement) that shall be executed to evidence the grant of such options. Enclosed you will find a copy of a Non-Competition Agreement, the execution of which is required as a condition of the Company granting you an option to purchase CMGI common stock and your employment with the Company. Additionally, as a condition of employment with CMGI, you are required to execute the enclosed Non-Disclosure and Developments Agreement.

As an employee of CMGI, you may participate in any and all bonus and benefit programs that the Company establishes and makes generally available to its employees from time to time, provided you are eligible under (and subject to all provisions of) the plan documents governing those programs. Details of the benefits offered will be reviewed with you in orientation on your first day of employment.

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In accordance with current federal law, you will be asked to provide documentation proving your eligibility to work in the United States. Please review the enclosed Employment Eligibility Verification Form (Form I9) and the list of acceptable documents that are required. You must bring this on your first day of employment. If you fail to bring proper documentation with you on your first day of work, you will be asked to go home to collect your paperwork. Unfortunately, there can be no exceptions. If you do not bring proper documentation, you will be considered ineligible for employment and CMGI will not add you to its payroll until the required I9 documentation is received.

Please confirm your acceptance of this position and your start date by signing one copy of this letter and returning it to me. Additionally, please complete, sign and return the enclosed Employee Information sheet along with the Sexual Harassment policy, Massachusetts Tax Form, W4, Direct Deposit Form and both agreements that are enclosed. All documents along with one copy of your signed offer letter must be returned by the end of business on Thursday, if you wish to start the following Monday.

If you choose to fax the documents, please fax a copy of your signed offer letter and all the enclosed documents to 978/684-3816 and bring the originals with you on your first day. If you wish to overnight the original documents, please mail one copy of your signed offer letter and the entire enclosed package to CMGI Attention: Joyce Fantasia 100 Brickstone Square Andover, MA 01810.

Your employment with CMGI will be "at-will". This means that your employment with CMGI may be terminated by either you or CMGI at any time and for any reason, with or without notice. This offer expires as of the close of business on Friday, March 8, 2002. This offer supersedes all prior offers, both verbal and written. This letter does not constitute a guarantee of employment or a contract.

Thomas, we are very pleased by the prospect of your addition to the CMGI team, and we are confident that you will make a significant contribution to our future success!

Sincerely,

/s/ Jeffrey Yanagi

Jeff Yanagi
Executive Vice President
Human Resources

/s/ Thomas Oberdorf
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THOMAS OBERDORF

March 4, 2002
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